Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 27, 2021, with respect to the consolidated balance sheets of Isoray Inc. as of June 30, 2021 and 2020, and the related consolidated statements of operations and stockholders’ equity, and cash flows for each of the years ended June 30, 2021 and 2020, and the related notes (collectively, the “financial statements”), incorporated herein by reference.

/s/ Assure CPA, LLC

Spokane, Washington

January 28, 2022